UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

ADT Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Yamato Road Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 988-3600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Ms. Sigal Zarmi as a Member of the Board of Directors.

On April 5, 2021, ADT Inc. (the “Company”) appointed Sigal Zarmi, age 57, as a member of the Company’s Board of Directors (the “Board”). Ms. Zarmi is currently Managing Director, International Chief Information Officer (“CIO”) and the Global Head of Transformation at Morgan Stanley. In this capacity, Ms. Zarmi is charged with setting the vision, strategy and execution for driving an agile culture, innovation and digital transformation in cyber, data and technology across Morgan Stanley. As International CIO, she manages a diverse global technology footprint outside the U.S., optimizing the organization, platforms, systems and processes for a complex global bank. She also sits on the bank’s EMEA Operating Committee. Ms. Zarmi joined Morgan Stanley in 2018 and, prior to that, was a partner at PwC from December 2014 to September 2018. While with PwC, Ms. Zarmi served as Vice Chairman, Global and U.S. CIO, where she led a global digital transformation and was instrumental in designing and implementing new innovative technologies. She began her career as a developer at Motorola. Ms. Zarmi holds an MBA from Columbia University and a B.S. in Engineering from the Technion – Israel Institute of Technology. Ms. Zarmi served on the board of Alfresco Inc., a leading digital business platform company, and as an advisory board member to each of Nutanix, a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions, and Nuvo Cares, an emerging leader in maternal-fetal health through new technology, tools and practices. Ms. Zarmi also serves with the non-profit organizations Society of Information Management as a board member and as an advisory board member with Ability Beyond. Among her community commitments, Ms. Zarmi advocates for women in technology by providing mentorship to aspiring entrepreneurs and technologists. Ms. Zarmi will be appointed as a Class III director of the Board to serve in accordance with the organizational documents of the Company until her successor is duly elected and qualified or until her earlier death, resignation or removal. Ms. Zarmi is not currently serving on any committee of the Board.

There is no arrangement or understanding between Ms. Zarmi and any other persons pursuant to which Ms. Zarmi was selected as a director.

Ms. Zarmi will receive the annual cash and equity compensation received by each of the Company’s independent directors, and which includes an annual cash payment of $100,000 paid quarterly, in arrears, beginning from her date of appointment, and an annual equity grant following each annual meeting of the Company’s stockholders having a grant value of $100,000.  The components of the Company’s independent director compensation were disclosed in the Company’s proxy statement dated as of April 14, 2020 in connection with the Company’s 2020 Annual Meeting of Stockholders.  Consistent with the Company’s existing policy to compensate new directors upon appointment to the Board, Ms. Zarmi will also receive an equity grant upon appointment equal in value to a pro-rata portion of the annual grant based upon the time between her appointment to the Board and the date of the Company’s 2021 Annual Meeting of Stockholders. Ms. Zarmi will also be party to the Company’s Indemnification Agreement with its directors and executive officers.

There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Ms. Zarmi or any member of her immediate family had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Ms. Zarmi to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated April 5, 2021, announcing Ms. Zarmi’s appointment to the Board
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 5, 2021	ADT Inc.

	By:	/s/ Jeffrey Likosar
Jeffrey Likosar
Executive Vice President, Chief Financial Officer and Treasurer